UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2011

TANDY BRANDS ACCESSORIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-18927	75-2349915
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3631 West Davis, Suite A Dallas, Texas	75211
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 519-5200

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2011, Tandy Brands Accessories, Inc. (the “Company”) announced that M.C. (Craig) Mackey has resigned as Chief Financial Officer of the Company, effective as of January 3, 2011.

The Company also announced that Robert D. Martin has been appointed as interim Chief Financial Officer, effective as of January 3, 2011. A copy of the press release announcing Mr. Mackey’s resignation and Mr. Martin’s appointment as interim Chief Financial Officer is filed as Exhibit 99.1 to this current report and is incorporated herein by reference.

Mr. Martin, age 63, has over 30 years of finance and operations experience.  Since 2006, Mr. Martin has been a Partner of The Interlochen Group, LLC, a firm that provides chief financial officer personnel on a contract basis (“Interlochen”). From 2004 to 2006, Mr. Martin served as President of RDMartin, LTD., a financial consulting firm, and from 2000 to 2003, Mr. Martin served as Chief Financial Officer of Russell Corporation, when it was a NYSE company. Mr. Martin also previously served as divisional Chief Financial Officer of Sunbeam and in various finance roles, including Chief Financial Officer, at Sara Lee Apparel. Mr. Martin earned an MBA from the University of North Carolina, Chapel Hill and a bachelor degree in industrial engineering from Georgia Tech.

The Company has entered into a Services Agreement with Interlochen, pursuant to which the Company will pay Interlochen $350 per hour for the services of Mr. Martin and reimburse Interlochen and Mr. Martin for all reasonable out-of-pocket expenses incurred in connection with Mr. Martin’s performance of services. The Services Agreement also contains standard terms, including confidentiality and non-solicitation provisions.

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1	Press Release, dated January 3, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANDY BRANDS ACCESSORIES, INC.

Date: January 3, 2011

By: /s/ N. Roderick McGeachy, III
N. Roderick McGeachy, III
Chief Executive Officer

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